   As filed with the Securities and Exchange Commission on December 31, 1998
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          HEALTHY PLANET PRODUCTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Delaware                                  2271                                94-260176
(State of Incorporation)         (Primary Standard Industrial Classification       (I.R.S. Employer
                                               Code Number)                       Identification No.)

                              1700 Corporate Circle
                           Petaluma, California 94954
                                 (707) 778-2280
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Bruce A. Wilson
                      President and Chief Executive Officer
                              1700 Corporate Circle
                           Petaluma, California 94954
                                 (707) 778-2280
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy to:
                            Charles P. Axelrod, Esq.
                           Camhy Karlinsky & Stein LLP
            1740 Broadway, 16th Floor, New York, New York 10019-4315
                                 (212) 977-6600


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.



         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                                                          Proposed         Proposed
                                                                           Maximum          Maximum         Amount of
                                                       Amount to be    Offering Price      Aggregate      Registration
         Title of Security to be Registered             Registered        Per Share     Offering Price         Fee
                                                       ------------    --------------   --------------    ------------
Rights to Purchase Common Stock ....................    4,627,406            --                   --            --(1)
Common Stock, $0.01 par value (2)...................    4,627,406       $0.6875(3)        $3,181,341       $884.41
                                                        ---------       -------           ----------       -------
Total...............................................    4,627,406       $0.6875           $3,181,341       $884.41
                                                        =========       =======           ==========       =======


(1) In connection with this Rights Offering, each Common Stockholder and each Series D Convertible Preferred Stockholder of record as of the Rights Record Date is entitled to two Rights for each share of Common Stock, or Series D Convertible Preferred Stock, owned as of such Rights Record Date. The Rights are not transferable and are not assignable, and accordingly no value is ascribed thereto for Registration Fee purposes. Therefore, no Registration Fee is required.

(2) Each Right entitles a stockholder to purchase one share of common stock at a Subscription Price of $0.6875 per share, which Subscription Price is estimated solely for the purpose of this Registration Statement and the calculation of the Registration Fee. The number of shares of Common Stock is based upon 2,282,368 shares of outstanding Common Stock and 31,335 share of outstanding Series D Convertible Preferred Stock, convertible into Common Stock on a one to one basis.

(3) Estimated only for the purpose of computing the Registration Fee and based upon the closing price as quoted by the American Stock Exchange on December 28, 1998. However, the actual Subscription Price for the Rights will be subject to a Pricing Amendment.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

PROSPECTUS                                                 Subject to Completion
                                                               December 31, 1999
                                4,627,406 SHARES
                         HEALTHY PLANET PRODUCTS, INC.
                                  COMMON STOCK

         This is an offering to the holders of record of our Common Stock and our Series D Convertible Preferred Stock, on January 11, 1999 (the "Rights Record Date") of non-transferable and non-assignable rights (the "Rights") to subscribe for up to an aggregate of 4,627,406 shares of our common stock (the "Shares") at a purchase price of $[. ] per Share (the "Subscription Price").

         You will receive two Rights for each share of our Common Stock, or Series D Convertible Preferred Stock, held of record on the Rights Record Date. Each Right will entitle you to purchase one Share of Common Stock (the "Basic Subscription Rights"). Any stockholder exercising in full his or her Basic Subscription Rights, shall be entitled to exercise an oversubscription right (the "Oversubscription Right") entitling such holder to purchase, in the event that less than all Shares are purchased through the exercise of all of the Basic Subscription Rights, up to one time the number of such Shares subscribed for under his or her Basic Subscription Rights. If the available Shares are insufficient to satisfy all subscriptions pursuant to Oversubscription Rights, then the available Shares will be allotted pro rata among oversubscribing stockholders according to the number of Shares subscribed to by each pursuant to the Oversubscription Rights.

         The Rights are exercisable commencing on the date of this Prospectus and continuing until 5:00 p.m., New York time on _______, 1999 (the "Rights Expiration Date") unless extended for up to thirty (30) additional days in our sole discretion (the "Extended Rights Expiration Date"). See "The Rights Offering," and "How to Subscribe".

         The Rights which you will receive will be non-assignable and non-transferable. The Rights will not be listed for trading on any stock exchange or The NASDAQ Stock Market.

         Our Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol HPP. On December 30, 1998, the Closing Price for the shares of our common stock as reported by the AMEX was $0.625 per share. See "Price
Range of Our Common Stock."

         We have determined the Terms of this Rights Offering, including the Subscription Price. The Subscription Price does not bear any relationship to net tangible book value, earnings or any other objective criteria of value.

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
          YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE .

                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION
                       NOR ANY STATE SECURITIES COMMISSION
                  HAS APPROVED OR DISAPPROVED THESE SECURITIES,
            OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            Per Share         Total
Subscription Price                          $ [ .  ]          $[ .  ]
Proceeds of the Rights Offering             $ [ .  ]          $[ .  ]
Discounts and Commissions                   $                 $
Total (1)(2)                                $ [ .  ]          $[ .  ]


(1) Before deducting estimated expenses of this Rights Offering payable by the Company in the amount of $180,000.

(2) A director and principal stockholder and two of his affiliate companies have agreed to exercise their respective Basic Subscription Rights in full, thereby assuring that we will receive not less than $[ ] as a result of this Rights Offering.

         We expect to deliver the Shares purchased by holders of the Rights as soon as practicable after the exercise of Basic Subscription Rights and as soon as practicable after the Rights Expiration Date with respect to Shares purchased under the Oversubscription Rights.

[add red herring language on side : The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 THE DATE OF THIS PROSPECTUS IS ________, 1999.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..........................................................  3


RISK FACTORS................................................................  6


USE OF PROCEEDS.............................................................  9


DIVIDEND POLICY.............................................................  9


THE RIGHTS OFFERING......................................................... 10

         General............................................................ 10

         The Offering Period ............................................... 10

         Basic Subscription Right........................................... 10

         Oversubscription Right............................................. 10

         NonTransferability of Rights....................................... 11

         Method of Offering................................................. 11

         Rights Agent....................................................... 11

         Method of Exercising Rights........................................ 11

         Delivery of Certificates........................................... 12

         Determination of Subscription Price................................ 12

         Rights Participation Guarantee by Certain Affiliates............... 12

         State and Foreign Securities Laws.................................. 13

         Rights of Subscribers.............................................. 13

         Federal Income Tax Consequences.................................... 13


PRICE RANGE OF OUR COMMON STOCK............................................. 14


DESCRIPTION OF OUR CAPITAL STOCK............................................ 14


PRINCIPAL STOCKHOLDERS...................................................... 16


EXPERTS  ................................................................... 19


LEGAL MATTERS............................................................... 19


ADDITIONAL INFORMATION...................................................... 19


PART II  INFORMATION NOT REQUIRED IN PROSPECTUS........................... II-1

                       DOCUMENTS INCORPORATED BY REFERENCE

         We are incorporating by reference into this Prospectus the following documents filed with the Securities and Exchange Commission (the "Commission"):

         (a) Our Annual Report on Form 10-K for the year ended December 31,
1997;

         (b) Our definitive Proxy Statement/Annual Report dated June 23, 1998, in connection with the Annual Meeting of our Stockholders held on August 5, 1998;

         (c) Our Form 8-K, dated April 6, 1998, filed in connection with the resignation of Robert Fagenson as a Director;

         (d) Our Form 10-QSB for fiscal quarter ended March 31, 1998;

         (e) Our Form 8-K, dated June 16, 1998, filed in connection with the resignation of Joseph Furlong as a Director;

         (f) Our Form 8-K, dated June 23, 1998, filed in connection with the election of Michael G. Zybala as a Director;

         (g) Our Form 10-QSB for fiscal quarter ended June 30, 1998;

         (h) Our Form 10-QSB for fiscal quarter ended September 30, 1998; and

         (i) All other reports and other documents filed by us pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since September 30, 1998.

         All documents filed by us after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Copies of such reports, proxy and information statements and other information filed by us with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at the following Regional Offices of the Commission New York Regional office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Such material may also be accessed electronically by means of the Commission's web site at http://www.sec.gov. Our Common Stock is listed on the AMEX, and reports, proxy and information statements and other information concerning us is available for inspection at the offices of the AMEX located at 86 Trinity Place, New York, New York 10006.

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities we are currently offering, please see the Registration Statement along with its exhibits, copies of which are on file at the offices of the

Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         We will provide without charge to each person, including any beneficial owner of any of the Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents shall not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any documents should be directed to Secretary, Healthy Planet Products, Inc., 1700 Corporate Circle, Petaluma, California 94954, telephone number (707) 778-2280.


NO BOARD RECOMMENDATION

         The Board of Directors of the Company believes the Rights Offering is in the best interests of the Company because the Company will be able to use the net proceeds for working capital purposes and to more fully implement and fund various aspects of its business plans and programs. However, the Board is not making any recommendation to you, the holders of our Common Stock and our Series D Convertible Preferred Stock, as to whether you should exercise your Basic Subscription Rights or Oversubscription Rights, as the case may be. Each of you must make your own decision as to whether to exercise your Basic and or Oversubscription Rights. A director and principal shareholder, and his affiliate companies have agreed with us to exercise all of their respective Basic Subscription Rights. This commitment should not be construed to be a recommendation by the Board, nor is it indicative of the appropriateness of the investment.

                            -------------------------

         No dealer salesman, or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and if given or made, such other information or representations must not be relied upon as having been authorized by us. This Prospectus and the Rights Offering made hereby do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                            -------------------------

         American Stock Transfer & Trust Company, our Transfer Agent and Rights Agent, has agreed to provide certain services in connection with the Rights Offering. If you require assistance please contact our Rights Agent at 40 Wall Street, New York, New York 10005, Telephone, 212-936-5100, or Bruce A. Wilson, our Chief Executive Officer at our executive offices, located at 1700 Corporate Circle, Petaluma, California, 94954, Telephone (707)-778-2280.

                              ---------------------

         We furnish our stockholders and warrantholders with annual reports containing audited financial statements.

                               PROSPECTUS SUMMARY

         You should read the following summary, including the "Risk Factors" section along with the more detailed information and Financial Statements and notes thereto appearing elsewhere in this Prospectus. This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Shares. Certain information contained in this summary and elsewhere in this Prospectus are forward-looking statements. You should read the entire Prospectus carefully.

                                   THE COMPANY
OUR BUSINESS

         We design, publish and market, predominantly throughout the United States, a diversified line of cause related, nature and wildlife contemporary greeting cards, note cards, holiday cards, stationery, collectibles, and gifts. In response to environmental considerations, and in connection with our identification with The Sierra Club as a licensee, all of our paper products are produced on environmentally responsible paper with soy-based inks. We publish and market over 500 everyday and seasonal cards, including over 300 images which comprise our principal Sierra Club card line. Our products are marketed predominantly through approximately 130 independent sales representatives to over 4,900 retail sales outlets comprised of card shops, stationary stores, gift, notion and variety shops, drug stores, book stores, department stores and miscellaneous chain and retail sales outlets.

OUR HISTORY

         We were originally organized under the laws of the state of California on July 12, 1979 under the name of Carolyn Bean Publishing, Ltd. On April 25, 1985, we effected a domiciliary reincorporation pursuant to which we reincorporated under the laws of the State of Delaware, and the California corporate entity was merged into a new Delaware corporation of the same name. On August 2, 1993, we changed our name to Healthy Planet Products, Inc. Our executive offices and warehouse facilities are located at 1700 Corporate Circle, Petaluma, California 94954, and its telephone number is (707) 778-2280, fax number (707) 778-0307. See "The Company".

                                      TERMS OF THE RIGHTS OFFERING

Securities Offered.................   Up to a maximum of 4,627,406 shares (the "Shares") of our Common Stock, par value $.01 per share (the "Common Stock"), will be issuable pursuant to the exercise of the Rights being distributed to you, our stockholders. See "The
                                      Rights Offering".

Subscription Price .................  $[    ] per share (the "Subscription Price").

Basic Subscription Right............  You will receive two subscription rights (the "Rights") for each share of our
                                      Common Stock, or Series D Convertible Preferred Stock (the "Basic
                                      Subscription Right") that you hold of record at the close of business on
                                      January 11, 1999 (the "Rights Record Date"). Each Right will entitle you to purchase one Share at the Subscription Price. See "The Rights
                                      Offering--Basic Subscription Right".

Oversubscription Right..............  If you purchase all the Rights you are entitled to pursuant to the Basic
                                      Subscription Rights, you will also be entitled to oversubscription rights which shall entitle you to purchase, at the Subscription Price, one time the number of Shares you were entitled to subscribe to under the


                                      Basic Subscription Rights (the "Oversubscription Rights"), provided that the maximum number of Shares which may be purchased pursuant to the exercise of all
                                      Basic Subscription Rights and Oversubscription Rights in this offering by all stockholders may not exceed 4,627,406 Shares. If there are an insufficient number of unpurchased Shares to fill oversubscriptions, then the available
                                      Shares will be allotted pro rata among the oversubscribers based on the numbers of Shares for which they oversubscribe. See "The Rights
                                      Offering--Oversubscription Right".

Rights Record Date .................  The close of business on January 11, 1999.

Rights Certificates.................  The Rights are evidenced by certificates ("Rights Certificates") which will be mailed to those persons who are holders of record of Common Stock on the
                                      Rights Record Date.

Rights Expiration Date..............  5:00 p.m., New York time, on _______, 1999, (20 days from the date of this
                                      Prospectus unless we extend this period, which we may do at our sole discretion)
                                      for a period of not more than 30 days (the "Extended Rights Expiration Date").
                                      The "Rights Offering Period" is the period from the date of mailing of the
                                      Rights Certificates (which is expected to occur within five business days following the date the Registration Statement is declared effective by the
                                      Commission (the "Effective Date")) to and including the Rights Expiration
                                      Date. See "The Rights Offering--The Offering Period".

Non-Transferability of Rights.......  The Rights (including the Oversubscription Rights) are not transferable and are not assignable; only you may exercise the Rights.  See "The Rights
                                      Offering--Non-Transferability of Rights".

Rights Agent........................  American Stock Transfer and Trust Company, 40 Wall Street, New York,
                                      New York 10007. See "The Rights Offering--Rights Agent".

Use of Proceeds.....................  A director and principal stockholder and two of his affiliate companies have committed to exercise all of their respective Basic Subscription Rights, and as
                                      a result of their commitment, we will receive a minimum of $[         ] from this
                                      Rights Offering.  There is no assurance as to the amount of additional proceeds, if any, that we will receive from the exercise of Basic Subscription
                                      Rights and/or Oversubscription Rights by any other stockholder.  We intend to use the proceeds from the Rights Offering for general working capital purposes, including the internal carrying of accounts receivable, without need for lines of credit, regular operating expenses, and the development or acquisition of new and additional product lines or synergistic businesses.  See
                                      "Use of Proceeds".

Risk Factors........................  For a discussion of the high degree of risk involved in this investment, please see "Forward Looking Statements" and "Risk Factors".

Method of Exercising Rights.........  To exercise your Basic Subscription Rights, and to subscribe for additional
                                      Rights pursuant to the Oversubscription Right (after exercising your Basic
                                      Subscription Rights in full as described above), you should complete the
                                      Subscription Certificate and forward, or hand deliver it, along with payment of the Subscription Price, so that it is received by the Rights Agent on or before 5:00 p.m. New York time on the Rights Expiration Date. Payment for
                                      Shares purchased pursuant to the exercise of Basic Subscription Rights may be made by check, subject to collection, bank check or money order payable to the order of "Healthy Planet Products, Inc." Payments may be effected through wire transfer in accordance

                                      with wire instructions given by the Rights Agent to the Company prior to the effective date of this Registration Statement. Payments will be deposited upon receipt by the Rights Agent directly into our bank account. PAYMENT FOR
                                      SHARES SUBSCRIBED FOR PURSUANT TO OVERSUBSCRIPTION RIGHTS MUST BE MADE
                                      SEPARATELY FROM PAYMENT FOR SHARES PURCHASED BY EXERCISE OF BASIC
                                      SUBSCRIPTION RIGHTS. The Rights Agent will hold in escrow payments for the exercise of Oversubscription  Rights until the offering is terminated and the number of available Shares is determined. Oversubscribers will be refunded, without interest, any portion of amounts paid to us for Oversubscription
                                      Right subscriptions to the extent these subscriptions are not filled. You will not have the right to revoke subscriptions for Shares pursuant to the exercise of a Basic Subscription Right or an Oversubscription Right once the properly completed  Rights Certificates accompanied by payment for Shares subscribed for have been received by the Rights Agent. Holders of Common
                                      Stock registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such registered holder promptly if they wish to subscribe. See "The Rights Offering--Method of Exercising
                                      Rights".

Commitment by Affiliate
  Participants......................  A director and principal stockholder and two of his affiliate companies have agreed with us to exercise all of their respective Basic Subscription Rights.
                                      See "The Rights Offering--Rights Participation Guarantee By Certain
                                      Affiliates."

Shares of Common Stock
  Outstanding Before Offering.......  2,282,368 Shares (1)

Shares of Common Stock
Outstanding After Offering..........  6,941,109 shares if all Rights are exercised, or 3,240,703 shares if only the
                                      Affiliate Participants exercise their Rights for the number of Shares which they have agreed to purchase (i.e., 927,000 Shares). The actual number of shares of Common Stock to be outstanding will depend upon the number of
                                      Basic Subscription Rights exercised and the number of Shares purchased pursuant to the Oversubscription Rights.

Principal Securities Market.........  Our Common Stock is listed on the American Stock Exchange
                                      (the  "AMEX") and is traded under the symbol "HPP." The Rights will not be registered or listed for trading on any stock exchange or The NASDAQ stock market.

Federal Income Tax
  Consequences......................  Generally, you will not recognize any income or loss upon receipt of the
                                      Basic Subscription Rights and related Oversubscription Rights and no income or loss will be recognized by you upon your exercise of the Basic
                                      Subscription Rights or Oversubscription Rights. See "The Rights
                                      Offering--Federal Income Tax Consequences".

---------------------

(1) Does not include (i) 465,000 shares of Common Stock reserved for issuance under our Senior Management Incentive Plan; (ii) 85,000 shares of Common Stock reserved for issuance under our Non-Employee Director Stock Option Plan; (iii) 360,000 shares of Common Stock reserved for issuance upon exercise of certain Common Stock Purchase Warrants; (iv) 250,000 shares of Common Stock reserved for issuance upon exercise of certain Warrants to be issued in connection with the Affiliate Participants' Subscription Commitment Agreement; or (v) 31,335 shares of Common Stock issuable upon exercise of 31,335 shares of Series D Convertible Preferred Stock.

                                  RISK FACTORS

         Investment in the Shares of our Common Stock issuable upon exercise of the Rights involves a high degree of risk. Prospective investors should give careful consideration to the following factors, among others, prior to making an investment decision:

        Special Note Regarding Forward-Looking Statements. Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). We are including this special note to take advantage of certain "safe harbor" provisions of the Act. Forward-looking statements included in this Form S-3 or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These include purchasing plans and programs of certain large chain buyers relating to holiday product, recently experienced decline in gross margin as well as marginal increases in general and administrative expenses, the recent adverse trend in the general retail environment, general economic conditions, competition generally and specifically relating to greeting cards having environmental, nature or wildlife themes, our ability to sustain consumer demand for our principal Sierra Club card line, and our ability to successfully market our newly acquired line of handcrafted sculptures and figurines. In addition, our ability to enhance and expand our product mix and to successfully introduce new products which will meet with consumer acceptance may also affect future results.

         Net Operating Losses and Decreased Sales. For the fiscal year ended December 31, 1997, we experienced net operating losses of $1,103,600, as compared to $119,800 of net operating income for the fiscal year ended December 31, 1996. For the nine months ended September 30, 1998 and 1997, respectively, we experienced net operating losses of $2,132,257 and $463,778. We also experienced a decline in net sales from $4,632,400 for the year ended December 31, 1996, to $4,099,600 for the year ended December 31, 1997, and from $3,138,656 for the nine months ended September 30, 1997 to $2,751,652 for the nine months ended September 30, 1998. We cannot be assured that the declining trend in net sales will cease, or that it can be reversed by increased sale of existing products or introduction of new product lines.

         Dependence on Consumer Demand. Purchasing plans and programs of certain large chain buyers relating to holiday product, recently experienced decline in gross margin as well as marginal increases in general and administrative expenses, the recent adverse trend in the general retail environment, general economic conditions, competition generally and specifically relating to greeting cards having environmental, nature or wildlife themes, our ability to sustain consumer demand for our principal Sierra Club card line, and our ability to successfully market our newly acquired line of handcrafted sculptures and figurines. In addition, our ability to enhance and expand our product mix and to successfully introduce new products which will meet with consumer acceptance may also affect future results.

         Loss of Barnes & Noble as Vendor. As of September 1997, Barnes & Noble Superstores, a national chain of bookstores which accounted for approximately 13.9% of our net sales for the year ended December 31, 1997, no longer carry our everyday card line due to a change in vendors. This change has had a material effect on our revenues.

         Dilution of Stockholders' Interests. If you chose not to exercise your Rights, your relative ownership interests will be diluted by the issuance of Shares to those stockholders who do exercise their Rights.

         Arbitrary Offering Price. We have determined the Subscription Price for the Shares in consultation with the Affiliate Participants, without regard to our present net worth, book value or any other financial measure. Consideration was given to recent closing sale and bid and asked prices of the Common Stock on AMEX prior to the Rights Record Date, the general conditions of the securities market and our financial condition. There can be no assurance that our Common Stock will trade at prices in excess of the Subscription Price at any time after the date of this Prospectus. See "The Rights Offering--Determination of Subscription Price."

         Ability to Exercise Control by Certain Stockholders. John V. Winfield, a director and principal stockholder, owns 167,600 shares of Common Stock and warrants to purchase and aggregate of 150,000 shares of our Common Stock at prices ranging from $4.00 to $4.50 (the "Common Stock Purchase Warrants"). The InterGroup Corporation,

("InterGroup") an affiliate of Mr. Winfield, owns 275,600 shares of our Common Stock and also own Common Stock Purchase Warrants with respect to an aggregate of 150,000 shares of our Common Stock, at prices ranging from $4.00 to $4.50 per share. The Common Stock Purchase Warrants are exercisable commencing September 29, 1997 and may be exercised through September 29, 2002. Santa Fe Financial Corporation ("Santa Fe"), a subsidiary of InterGroup, owns 20,300 shares of our Common Stock. The Common Stock Purchase Warrants issued to Mr. Winfield and InterGroup contain anti-dilution provisions which will be triggered by the Rights Offering. As of the date of this Rights Offering, Mr. Winfield, InterGroup and Santa Fe, in the aggregate, own 463,500 shares of Common Stock, or 20.3% of the Company; or 773,500 shares of Common Stock, or 29.8% of the Company, giving effect to the Common Stock Purchase Warrants and certain Director option grants.

         Mr. Winfield, InterGroup and Santa Fe have committed to us to exercise all of their respective Basic Subscription Rights. In consideration of this commitment, each of Mr. Winfield, InterGroup and Santa Fe are being issued additional warrants (the "Rights Warrants") to purchase an aggregate of 250,000 shares of our Common Stock, to be distributed to each one, pro rata according to their ownership percentage prior to this Rights Offering, as follows: 90,399 to Mr. Winfield, 148,652 to InterGroup and 10,949 to Santa Fe.

         As a result, at the conclusion of the Rights Offering, assuming no other participation in the Rights Offering by other stockholders, Mr. Winfield, InterGroup and Santa Fe will, at a minimum, own 502,800, 826,800 and 60,900 shares of our Common Stock, respectively. In the aggregate they will own 1,390,500 shares of Common Stock, or 42.9% of the Company, or 2,030,329 shares of our Common Stock or 52.3% of the Company, when giving effect to certain anti-dilution provisions contained in Common Stock Purchase Warrants owned by Mr. Winfield and InterGroup, and giving effect to an aggregate of 250,000 Rights Warrants and certain Director option grants. If Mr. Winfield, InterGroup and Santa Fe were to exercise their Common Stock Purchase Warrants, Rights Warrants and Director option grants, they would have the ability to elect all of our directors, and to control the business and the policies of the Company. See "Principal Stockholders."

         The Sierra Club License. Since June 4, 1980, we have been licensed by the Sierra Club to use its name on an exclusive worldwide basis on a line of greeting, note and seasonal cards as well as stationery products, tablets and magnets. This license agreement has been extended through December 31, 2005. Sales of the Sierra Club line represented approximately __% and 70.5% of our sales for the years ended December 31, 1998 and 1997, respectively. We believe that the loss of the Sierra Club line would have a material adverse affect upon our business unless and until such time as other lines having an established substantial consumer acceptance are developed. No assurance can be given that, in the event of the loss of the Sierra Club line, other lines can be developed that would enable us to be profitable.

         Seasonality. The greeting card, social stationery, gift and figurine industries in which we are engaged have historically experienced seasonal sales effects, primarily due to the emphasis on Christmas and holiday products. These effects generally include peak seasonal production costs in the second and third quarters of the year, and a seasonal buildup of accounts receivable in the third and fourth quarters, thereby resulting in an increase in capital carrying costs during these periods. During 1998, seasonal effects on our business resulted in approximately 53% of our sales being made in the third and fourth quarters. During fiscal year 1998, approximately __% of total annual sales were in accounts receivable during the third and fourth quarter, and are not collectible until the first quarter of the following fiscal year. Approximately __% of the cost of manufacturing inventory was incurred in the second and third quarters of the 1998 year. Such factors require the application of working capital to either carry accounts receivable during the last two quarters of the year or to cover production costs during peak production periods.

         Competition. The greeting card, social stationery gift and figurine industries are highly competitive. We compete with major traditional card companies, such as Hallmark Cards, Inc., American Greetings Corporation, and Gibson

Greetings, Inc. on two distinct levels - first, with respect to retail exposure and shelf space, and second with respect to reaching the consumer. The major greeting card companies have greater financial resources, market penetration and experience than the we have. We primarily compete with the smaller alternative card companies, several of whom have sales and resources greater than those of we have; i.e., Recycled Paper Products, Paramount and Sunrise Publications, among others. Similar competitive considerations apply to our collectibles line where we compete with other companies with greater financial resources, market penetration and experience than we have.

         The primary basis upon which we compete is the marketing of our cause related card lines and associated nature and wildlife card lines, which can only be obtained exclusively through us. This factor is a positive aspect to our business so long as there continues to be public awareness, support and identification with a particular cause or environmental issues. Conversely, should a cause fall out of vogue with the public, the attractiveness of a line may diminish. We do not view ourselves as being a significant competitive factor in the greeting card industry, though we do believe that growth and opportunity does present itself with the niche of cause related and associated card and other product lines.

          Possible Need for Further Capital. The nature of our business is such that significant amounts of accounts receivable are built up during the third and fourth quarters of the year by reason of the seasonal sale of cards, thereby straining our internal cash resources and limiting funds available for manufacturing costs. We remain dependent upon our internal cash resources to provide necessary working capital. In addition, if losses continue, additional capital will be required. In the event of a material increase in sales of our present card lines, we may not have sufficient cash resources with which to carry any significant and material increase in its accounts receivable. No assurance may be given that such additional capital, if required, will be available to us in the future.

         No Independently Owned Manufacturing Facilities to Produce Cards. We do not manufacture our own products, nor do we have the equipment to do so. Rather, we contract for the physical production of our products with independent contractors, using different suppliers at each stage of production, so as not to rely on any one specific supplier to satisfy our needs. We believe that there are ample suppliers and production facilities available to us at competitive costs. We also believe that other necessary contractors and suppliers are readily available at competitive costs to our present and anticipated future production needs for our various products.

         Dependence Upon Outside Artists to Create Cards. While the overall concept and design of its cards is developed by us in-house, we principally rely on independent, unaffiliated artists and photographers to create card lines for us. Agreements with our artists/photographers apply to specific cards submitted by an artist/photographer and accepted by us, and are exclusive as to those cards. We use an available pool of 600-700 artists/photographers, in addition to unsolicited submissions from various artists/ photographers. When utilizing the work of a particular artist or photographer, we generally make a one-time payment of $300 - $400 which entitles us to use the particular work on an exclusive basis for greeting cards for three to five years without further royalty payments. No single photographer with whom we have entered into a license or purchase of rights agreement has created products which have accounted for 4% or more of our sales. We believe that product from artists and photographers are readily available to us at competitive costs.

         In addition, our new collectibles line of figurines are designed and hand sculpted by independent artists and craftsmen who generally receive a one time fee of $400 or a royalty of 4%. Master molds are designed and created in California, and final product is cast and hand painted by a non-affiliated manufacturer located in the Far East.

         Limited Trading in the Company's Common Stock; Possible Adverse Effects of Sale of Additional Shares. For the twelve months ended December 31, 1998, the average monthly trading volume in our Common Stock was approximately 604,239,262 shares. Consequently, it can be expected that sales of substantial amounts of our Common

Stock in the public market could adversely affect the market price of our Common Stock. Immediately prior to the distribution of the Rights, there will be approximately 1,766,868 shares of our Common Stock freely tradeable in the public market without restriction. In addition, up to 4,627,406 Shares may be issued in this Rights Offering, which Shares will be freely tradeable upon issuance (with the exception of those issued to affiliates).

         Shares Eligible for Future Sale. Of the 2,282,368 shares of issued and outstanding Common Stock, 557,787 shares have not been registered under the federal securities laws ("Restricted Shares"), and may only be sold in the public market and without the benefit of registration to the extent permitted under Rule 144 under the general rules and regulations of the Securities Act of 1933, as amended ("Rule 144"). Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to the greater of 1% of our outstanding Common Stock every three months or the average weekly trading volume, if any, during the four calendar weeks preceding the sale. A person who is a non-affiliate of us and who has restricted securities for over three years is not subject to the aforesaid volume limitation as long as the other conditions of the rule are met. As of the date hereof, approximately 557,787 Restricted Shares are eligible to be presently sold under Rule 144. In addition, 31,335 shares of our Series D Preferred Stock are issued and outstanding. Upon conversion of such shares of Series D Preferred Stock into shares of Common Stock, such additional shares of Common Stock will be eligible for resale under Rule 144(k).

         No Dividends. We have not paid cash dividends on our Common Stock and we do not expect to pay any dividends in the foreseeable future.


                                 USE OF PROCEEDS

         The net proceeds available to us from the Rights Offering will be approximately $[ .00]. A director and principal stockholder and two of his affiliated companies have committed to exercise all of their respective Basic Subscription Rights, and as a result of their commitment, we will receive a minimum of $[ ] from this Rights Offering. There is no assurance as to the amount of additional proceeds, if any, that we will receive from the exercise of Basic Subscription Rights and/or Oversubscription Rights by any other stockholder. The total maximum proceeds, if all stockholders participate in the Rights Offering are estimated to be $[__________], after estimated expenses of $[__________] (assuming that all Shares offered hereby are subscribed for). The total minimum proceeds of this Rights Offering (assuming that only the Affiliate Participants purchase a total of [__________] Shares for an aggregate purchase price of $[__________] pursuant to their commitments) are estimated to be $[__________], after estimated expenses of $[__________].

           We intend to use the proceeds from the Rights Offering for general working capital purposes, including the internal carrying of accounts receivable, without the need to use lines of credit, regular operating expenses, and to establish an available cash fund for the development or acquisition of new and additional product lines or synergistic businesses. We are not currently engaged in, nor are we currently contemplating, potential acquisitions.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                               THE RIGHTS OFFERING

General

         You will receive two subscription rights (the "Rights") for each share of our Common Stock or Series D Convertible Preferred Stock that you hold of record at the close of business on January 11, 1999 (the "Rights Record Date"). These Rights will be distributed to you as of the close of business on the Rights Record Date, for no consideration. For each Right you receive , you may purchase one share of Common Stock at the Subscription Price (the "Basic Subscription Right"). See "The Rights Offering--Basic Subscription Right".

         In the event that you exercise all of your Rights under the Basic Subscription Right, you will also be eligible for Oversubscription Rights, entitling you to purchase, at the Subscription Price, one time the number Shares you were entitled to subscribe for under your Basic Subscription Right, as more fully described below. However, the maximum number of Shares which may be purchased pursuant to the exercise of all Basic Subscription Rights and Oversubscription Rights by all stockholders may not exceed 4,627,406. Rights will be evidenced by non-transferable rights certificates ("Rights
Certificates"), which are expected to be mailed within five business days following the Effective Date.

The Offering Period

         The Rights will be exercisable during the period (the "Rights Offering Period") commencing upon the date of mailing of the Rights Certificates (which is expected to be on or about _______, 1999) and expiring at 5:00 p.m., New York time, on _______, 1999, unless we extend the time period as provided below (the "Rights Expiration Date"). Unless exercised, the Rights will automatically terminate on the Rights Expiration Date and thereafter the unexercised Rights and all Rights Certificates relating thereto will be void and have no value.

         We may extend the Rights Expiration Date in our sole discretion for all stockholders for a period of up to 30 days by giving notice of such extension to the Rights Agent at any time prior to 5:00 p.m. on the then existing Rights Expiration Date and issuing a press release to that effect by no later than 10:00 a.m. on the following business day.

Basic Subscription Right

         You are entitled to two Rights for each share of our Common Stock, or Series D Convertible Preferred Stock, held by you on the Rights Record Date. Each Right will entitle you to subscribe for, at a price of $[ ] per share (the "Subscription Price"), one share of Common Stock (the "Basic Subscription Rights"). To exercise a Basic Subscription Right, the Rights Certificate must be properly completed and received by the Rights Agent, in accordance with the procedure described below under "Method of Exercising Rights". Payment of the Subscription Price must accompany the Rights Certificate.

Oversubscription Right

         If you hold Basic Subscription Rights and fully exercise such Right or Rights, you will also be entitled to oversubscription rights which shall entitle you to purchase at the Subscription Price, a number of unsubscribed Shares up to one time the number of Shares which you are entitled to subscribe
for  pursuant  to such  Basic  Subscription  Rights (the       "Oversubscription
Rights"). There will be no Shares allocated under the Oversubscription Rights until we have filled all subscriptions pursuant to the exercise of Basic Subscription Rights. We may accept or reject oversubscriptions at our sole discretion. All subscriptions pursuant to the exercise of Oversubscription Rights will be fulfilled out of the Shares not required to satisfy the Basic Subscription Rights which are exercised. If the Shares so available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Rights, the available Shares will be allotted pro rata among the stockholders who exercised the Oversubscription Rights, based on the number of Shares for which each such stockholder oversubscribed.

To exercise an Oversubscription Right, you must also properly complete the portion of the exercise form on the reverse side of the Rights Certificate relating to the Oversubscription Rights simultaneously with completion of the portion of the form applicable to exercise of Basic Subscription Rights. Payment of the Subscription Price for such additional Shares must also accompany the Rights Certificate. HOWEVER, PAYMENT FOR SHARES PURCHASED UPON EXERCISE OF THE BASIC SUBSCRIPTION RIGHTS AND PAYMENT FOR SHARES PURCHASED PURSUANT TO THE OVERSUBSCRIPTION RIGHTS MUST BE MADE BY SEPARATE CHECK, SUBJECT TO COLLECTION, BANK CHECK, OR WIRE TRANSFER PAYABLE TO THE ORDER OF "HEALTHY PLANET PRODUCTS, INC," AS DESCRIBED BELOW UNDER "METHOD OF EXERCISING RIGHTS." The Rights Agent will refund, without interest, payments to the extent that the exercise of any Oversubscription Right is not accepted due to proration. Any such refund will be made as soon as practicable after the Rights Expiration Date.

Non-Transferability of Rights

         Only  you  may   exercise   the  Basic   Subscription Rights and/or the
Oversubscription Rights. You may not assign or transfer the Basic Subscription Rights or the Oversubscription Rights.

Method of Offering

         The offering described in this Prospectus will be made directly by us. No underwriters, brokers, dealers or other agents have been engaged to participate in this offering or to solicit any exercise of the Rights or sales of the Shares. Therefore, we will pay no commission, finder's fees or other remuneration to any person in connection with any sales of the Shares.

Rights Agent

         The Rights Agent is American Stock Transfer and Trust Company, New York, New York. American Stock Transfer and Trust Company is also the transfer agent for the Common Stock.

Method of Exercising Rights

         You must exercise a Right by completing and executing the Rights Certificate and mailing or delivering the Rights Certificate together with the Subscription Price for Shares subscribed for pursuant to the exercise of Basic Subscription Rights and, if desired, Oversubscription Rights, to the Rights Agent, so as to arrive no later than 5:00 p.m. New York time, on the Rights Expiration Date. All subscriptions received after the Rights Expiration Date will not be honored. Payment for subscriptions pursuant to the exercise of Basic Subscription Rights (but not Oversubscription Rights) must be made in United States dollars by check, subject to collection, bank check or money order payable to the order of "Healthy Planet Products, Inc." Payment may be effected by wire transfer in accordance with wire instructions given by the Rights Agent to the Company prior to the effective date of this Registration Statement. Pay-ment for subscriptions pursuant to the exercise of Oversubscription Rights must be made in United States dollars by check, subject to collection, bank check or money order payable to the order of "American Stock Transfer & Trust Co.--Rights Agent". Payment may be effected by wire transfer in accordance with wire instructions given by the Rights Agent to the Company prior to the effective date of this Registration Statement. PAYMENT FOR SHARES PURCHASED UPON EXERCISE OF THE BASIC SUBSCRIPTION RIGHTS AND PAYMENT FOR SHARES PURCHASED PURSUANT TO THE OVERSUBSCRIPTION RIGHTS MUST BE MADE BY SEPARATE CHECKS, SUBJECT TO COLLECTION, BANK CHECK OR MONEY ORDER PAYABLE TO THE ORDER OF "HEALTHY PLANET PRODUCTS, INC." PAYMENTS MAY BE EFFECTED THROUGH WIRE TRANSFER IN ACCORDANCE WITH WIRE INSTRUCTIONS GIVEN BY THE RIGHTS AGENT TO THE COMPANY PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS DESCRIBED ABOVE. Subscriptions must be only for full Shares. Once you have exercised a Basic Subscription Right or an Oversubscription Right, the exercise is irrevocable. The method of delivery of the Right Certificate and check or checks for the Subscription Price is at the election and risk of the person subscribing. Insured registered mail, return receipt requested, is recommended if the mails are used. Rights Certificates and the Subscription Price may be mailed or delivered to:

     American Stock Transfer & Trust Company
     40 Wall Street
     New York, New York 10007
     Attn: Securities Transfer Department
     (212) 936-5100

     The instructions accompanying the Rights Certificate should be read carefully and followed in detail. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US AT THE COMPANY.

     The Rights Agent will hold in escrow amounts paid in respect of the exercise of Oversubscription Rights until this offering is terminated and the number of available Shares is determined. As soon as practicable after the Rights Expiration Date, the Rights Agent will refund without interest any subscriptions or oversubscriptions not accepted. We are not required to issue any certificates or refunds to a subscriber until the check or checks of such subscriber have cleared and the funds have been collected. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription or oversubscription, will be determined by us, in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any subscription, if such subscription is not in proper form or if the acceptance thereof or the issuance of Shares pursuant thereto could be deemed unlawful or is otherwise not permitted under the terms of this offering. We also reserve the right to waive any defect with regard to any particular subscription. Both the Rights Agent and the Company are not and shall not be under any duty to give notification of any defects or irregularities in your subscriptions, nor shall we or the Rights Agent incur any liability for failure to give such notification.

DELIVERY OF CERTIFICATES

     Certificates for Shares subscribed for pursuant to the Basic Subscription Rights will be delivered as soon as practicable after receipt by the Rights Agent of your duly completed and exercised Rights Certificate and payment in full of the Subscription Price for the Shares pursuant to the Basic Subscription Rights. As soon as practicable after the Rights Expiration Date, we will determine the number of Shares, if any, which have been purchased by holders of Rights who have exercised their Oversubscription Rights, and certificates representing the Shares of Common Stock so purchased will be sent to the purchasers. If it is necessary to allocate any available Shares among those Rights holders exercising Oversubscription Rights, overpayments for Shares not issued to such holders will be promptly refunded, without interest.

DETERMINATION OF SUBSCRIPTION PRICE

     We have determined the Subscription Price in consultation with the Affiliate Participants, without regard to our present net worth, book value or any other financial measure. Consideration was given to recent closing sale and bid and asked prices of the Common Stock on AMEX prior to the Rights Record Date, the general condition of the securities markets and our financial condition. The closing price of the Common Stock as reported on AMEX on December 30, 1998, the last business day prior to the date of this Prospectus on which the Common Stock was traded, was $0.625 per share. There can be no assurance that the Common Stock will trade at prices in excess of the Subscription Price at any time after the date of this Prospectus.

RIGHTS PARTICIPATION GUARANTEE BY CERTAIN AFFILIATES

     Pursuant to a Subscription Commitment Agreement dated as of _______, 1999, John V. Winfield, InterGroup and Santa Fe (the "Affiliate Participants") have agreed with us that they will exercise all or a portion of their respective Basic Subscription Rights.

     In consideration of each Affiliate Participants' commitment to exercise all of their respective Basic Subscription Rights, we have agreed to issue to the Affiliate Participants warrants to purchase an aggregate of 250,000 shares of Common Stock (the "Rights Warrants"). The Rights Warrants are to be allocated among the Affiliate Participants, pro rata, according to their ownership percentage prior to this Rights Offering, as follows: 90,399 to Mr. Winfield, 148,652 to InterGroup and 10,949 to Santa Fe. The Rights Warrants are exercisable at a price to be determined by the Company, provided however, that such price shall not be less than 110% of the Subscription Price of the Rights. The delivery of the Rights Warrants to the Affiliate Participants is subject to the filing of the Registration Statement with the Commission, the delivery of a definitive prospectus, and the payment by each Affiliate Participant of the total Subscription Price for their respective Basic Subscription Rights.

     As a result of the Affiliate Participants' commitment, at the conclusion of the Rights Offering, and assuming that no other stockholders participate in the Rights Offering, Mr. Winfield, InterGroup and Santa Fe will own a total of 502,800, 826,800 and 60,900 shares of our Common Stock, respectively. In the aggregate they will own 1,390,500 shares of Common Stock or 42.9% of the Company, or 2,030,329 shares of our Common Stock or 52.3% of the Company, when giving effect to (i) certain anti-dilution provisions contained in Common Stock Purchase Warrants owned by Mr. Winfield and InterGroup, (ii) an aggregate of 250,000 Rights Warrants and (iii) certain Director option grants. See "Principal Stockholders."

STATE AND FOREIGN SECURITIES LAWS

     The Rights may not be exercised by any person in any jurisdiction in which such would be unlawful. Neither this Prospectus nor any Rights Certificate shall constitute an offer to sell or solicitation of an offer to purchase any of the Shares. We believe that, in each of the United States and the District of Columbia and Puerto Rico, either a registration exemption is available or any action required by us has been taken to permit exercises of the Rights by stockholders in those jurisdictions. No action has been taken in any jurisdiction outside the United States and Puerto Rico to permit offers and sales of the Shares. Consequently, we may reject subscriptions pursuant to the exercise of Rights by any stockholder outside the United States unless we determine that we may lawfully accept such subscriptions. We may also reject subscriptions from stockholders in jurisdictions within the United States if we should later determine that we may not lawfully issue Shares to such stockholders, even if it could do so by qualifying the Shares for sale or by taking other actions in such jurisdictions.

RIGHTS OF SUBSCRIBERS

     As Subscribers, you will have no rights as stockholders of the Company with respect to the Shares until stock certificates representing Shares for which you have subscribed are issued to you. If you subscribe, you will not have any right to revoke your subscriptions after delivery of the subscriptions to the Rights Agent.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain federal income tax considerations applicable to our stockholders upon the distribution of the Rights (referred to in this section as the "Distribution").

     This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (such as life insurance companies and foreign taxpayers) and does not discuss any aspects of state, local or foreign tax laws.

     We have been advised that under the Internal Revenue Code of 1986, the Distribution will result in no income to our stockholders for federal income tax purposes. No ruling has been or will be requested from the Internal Revenue Service and no assurances can be given that the Internal Revenue Service will not successfully challenge such assumptions.

     Basis of Rights. If the Rights are exercised, the basis of the Rights will be zero, unless the fair market value of the Rights on the date of Distribution is 15% or more of the fair market value (on the date of Distribution) of the Common Stock held by the stockholder on the Rights Record Date or an election is made by a stockholder to allocate part of the basis of such stock to the Rights. In either such event, a stockholder's basis in the Common Stock will be allocated between such Common Stock and the Rights in proportion to the fair market values of each on the date of Distribution.

     Sale of Shares. A Rights holder who sells Shares acquired by exercise of the Rights will recognize gain or loss measured by the difference between the net proceeds from the sale and the cost basis of the Shares sold. The cost basis of the Shares received by a stockholder upon the exercise of the Rights will be equal to the sum of the Subscription Price and the Right holder's basis in such Rights, if any. The holding period for any Shares acquired through the exercise of the Rights will begin on the date the Rights are exercised.

     Lapse of Rights. Stockholders who allow the Rights distributed to them to lapse will not recognize any gain or loss, and no adjustment will be made in the basis of the Common Stock owned by such Rights holder.

     THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. BECAUSE THE TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, OR EXPIRATION OF RIGHTS OR THE SALE OF SHARES ACQUIRED PURSUANT TO THE EXERCISE OF RIGHTS MAY VARY FROM HOLDER TO HOLDER, EACH HOLDER OF RIGHTS IS ENCOURAGED TO CONSULT HIS OR HER OWN PERSONAL TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THIS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                         PRICE RANGE OF OUR COMMON STOCK

     Our Common Stock is traded on the AMEX under the symbol "HPP". The following table sets forth for the calendar quarters indicated the high and low closing sales prices of the Common Stock:

1997                           HIGH                     LOW

1st Quarter                    4 1/2                    3 3/4
2nd Quarter                    4 1/2                    3 7/16
3rd Quarter                    4 1/16                   3 3/8
4th Quarter                    4 3/8                    3 1/2

1998                           HIGH                     LOW

1st Quarter                    3 3/4                    2 7/16
2nd Quarter                    2 7/16                   1 5/16
3rd Quarter                    1 1/2                      3/4
4th Quarter (through           1                          1/2
12/23/98

     For the most recent closing price of our Common Stock see the cover page of this Prospectus. At the Rights Record Date, there were 128 record holders of our Common Stock. Such number of record owners was determined from our shareholder records, and does not include beneficial owners of our Common Stock whose shares are held in the names of various security holders, dealers and clearing agencies. We believe that the number of beneficial owners of our Common Stock held by others as or in nominee names to be approximately 1,500 in number.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The following general summary of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, a copy of which is on file with the Commission. See "Where You Can Find More Information."

     We are authorized to issue 12,000,000 shares of Common Stock, $.01 par value, and 750,000 shares of Preferred Stock, $.10 par value. As of the date hereof, we have 2,282,368 shares of Common Stock issued and outstanding and 31,335 issued and outstanding shares of Series D Convertible Preferred Stock (presently convertible into 31,335 shares of Common Stock).

COMMON STOCK

     The holders of shares of our Common Stock are entitled to dividends when and as declared by the Board of Directors from fund legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to stockholders. Such stockholders have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

PREFERRED STOCK

     We have designated 371,009 shares of Preferred stock as Series D Convertible Preferred Stock, of which 31,335 are issued and outstanding. The holders of the Series D Convertible Preferred Stock are not entitled to receive dividends. The Series D Convertible Preferred Stock is redeemable at the option of the Company at its liquidation preference, are entitled to a preference in liquidation of $5.11 per share and vote as a single class with the Common Stock on an as converted basis on all matters on which the holders of the Common Stock are entitled to vote. Each share of Series D Convertible Preferred Stock is convertible into one share of Common Stock, subject to adjustment.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of the Rights Record Date, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) all directors of the Company individually and (iii) all executive officers and directors of the Company as a group:


                                                                            Amount and Nature of
                                                                            Beneficial                  Amount of and Nature
                                                                            Ownership and Percentage    Beneficial Ownership and
                                  Amount of and Nature Beneficial           Upon Exercise of            Percentage in event all
Name and Address of               Ownership and Percentage Before           Minimum Number              Basic Rights are
Beneficial Owner                  Offering                                  of Basic Rights(a)          Exercised (b)
----------------                  --------------------------------------    ------------------          -------------
                                  Number of Shares            Percentage   #Shares            %        # Shares            %
Bruce A. Wilson                     155,600(1)(2)                 6.4%       155,600           4.7%       261,000          3.7%
1700 Corporate Circle
Petaluma, CA 94954

John V. Winfield                    773,500(3)(4)                29.5%     2,030,329          52.3%     2,238,654          28.7%
2121 Avenue of the Stars
Los Angeles, CA 90067

The InterGroup Corporation          445,900(4)(5)                18.1%     1,237,215          34.5%     1,341,378          18.1%
2121 Avenue of the Stars
Los Angeles, CA 90067

Starr Securities,Inc                191,048(6)                    8.0%       191,048           5.1%       453,144           6.5%
19 Rector Street
New York, NY 10006

Paul Bluhdorn                       181,256(7)                    7.8%       181,256           5.6%       543,768           7.8%
P.O. Box 7854
Burbank, CA 91510

Mark S. Siegel                       70,062(8)                    3.0%        70,062           2.2%       210,186           3.0%
P.O. Box 7854
Burbank, CA 91510

Yvette Bluhdorn                      71,738(8)(9)                 3.1%        71,738           2.2%       215,214           3.1%
P.O. Box 7854
Burbank, CA 91510

Estate of Ludwig Jesselson          182,071(10)(11)               7.9%       182,071           5.6%       546,213           7.9%
1301 Avenue of the Americas
New York, NY 10019

Michael Jesselson                    92,062(10)(11)(12)           4.0%        92,062           2.8%       276,186           4.0%
1301 Avenue of the Americas
New York, NY 10019

Ricky Williams                       55,000(13)                   2.3%        55,000           1.7%        55,000           0.8%
1700 Corporate Circle
Petaluma, CA 94954

                                                                            Amount and Nature
                                                                            Beneficial                  Amount of and Nature
                                                                            Ownership and Percentage    Beneficial Ownership and
                                  Amount of and Nature Beneficial           Upon Exercise of            Percentage in event all
Name and Address of               Ownership and Percentage Before           Minimum Number              Basic Rights are
Beneficial Owner                  Offering                                  of Basic Rights(a)          Exercised (b)
----------------                  --------------------------------------    -------------------------   -------------------------
                                  Number of Shares            Percentage   #Shares            %        # Shares            %
M. Scott Foster                     102,500(14)                   4.2%       102,500           3.1%       102,500           1.5%
1700 Corporate Circle
Petaluma, CA 94954

Daniel R. Coleman                    15,000(15)                   0.6%        15,000           0.5%        15,000           0.2%
500 108th Avenue, NE
Bellevue, WA 98004

Michael G. Zybala                     5,000(16)                   0.2%         5,000           0.2%         5,000           0.1%
11315 Rancho Bernardo Road,
Suite 129
San Diego, CA 92127

William J. Nance                      5,000(16)                   0.2%         5,000           0.2%         5,000           0.1%
ABC Entertainment Center
2040 Avenue of the Stars
Los Angeles, CA 90067

Robert W. Sweitzer, Ph.D              5,000(16)                   0.2%         5,000           0.2%         5,000           0.1%
Visiting Professor of Mktg
The Claremont Graduate School
The Peter F. Drucker
Management Center
925 N. Dartmouth Avenue
Claremont, CA 91711

All Officers and Directors        1,111,600                      38.3%     2,373,429           56.9%   [2,687,954]        33.3%s
 a Group (6 persons in
number)(1)(2)(3)(14)
(15)(16)

(a) The amount of beneficial ownership gives effect to the guarantee by John V. Winfield, The InterGroup Corporation and Santa Fe Financial Corporation (the "Affiliate Participants") to the Company to exercise all of their Basic Subscription Rights. The amount of beneficial ownership assumes no oversubscription and no participation in the Rights Offering by other Stockholders. The amount of beneficial ownership includes (i) the number of shares of Common Stock owned prior to the Rights Offering, (ii) additional shares issuable on the exercise of the Basic Subscription Rights, (iii) all vested and presently exercisable options, (iv) the adjustment to both price and number of Common Stock Purchase Warrants owned by Mr. Winfield and The InterGroup Corporation as a result of anti-dilution provisions contained in such warrants, and (v) the issuance of an aggregate of 250,000 new warrants in connection with this Rights Offering.

(b) The amount of beneficial ownership assumes 100% participation in the Rights by all stockholders, including the Affiliate Participants and includes, as in the previous column,(i) the number of shares of Common Stock owned prior to the Rights Offering, (ii) additional shares issuable on the exercise of the Basic Subscription Rights, (iii) all vested and presently exercisable options, (iv) the adjustment to both price and number of Common Stock Purchase Warrants owned by Mr. Winfield and The InterGroup Corporation as a result of anti-dilution provisions contained in such warrants, and (v) the issuance of an aggregate of 250,000 new warrants in connection with this Rights Offering.

(1)  Includes 102,500 vested and presently exercisable options.

(2) Includes 53,100 restricted shares subject to vesting at the rate of 4,000 shares per year on December 31st in each year.

(3) Based upon information contained in a Form 4 dated December 24, 1998, on behalf of John V. Winfield, The InterGroup Corporation ("InterGroup") and Santa Fe Financial Corporation ("Santa Fe") (the "Winfield Form 4"). Includes (i) 167,600 shares of Common Stock and Common Stock Purchase Warrants to purchase 150,000 shares of Common Stock owned by John V. Winfield, (ii) 275,600 shares of Common stock and Common Stock Purchase Warrants to purchase 150,000 (subject to adjustment) shares of Common Stock owned by InterGroup and as to which Mr. Winfield has shared voting and dispositive power, and (iii) 20,300 shares of Common Stock owned by Santa Fe and as to which Mr. Winfield has shared voting and dispositive power. Also includes options to purchase 10,000 shares of Common Stock granted to Mr. Winfield upon his election to the Board of Directors pursuant to our Non-Employee Director Plan. Mr. Winfield is the Chairman and CEO of both Santa Fe and InterGroup.

(4) As of November 30, 1998, Mr. Winfield owned 44.0% of InterGroup, per a Proxy dated December 11, 1998. As of December 21, 1998, InterGroup controls 51.7% of Santa Fe, owning 565,595 shares and has an additional 63,600 convertible voting preferred shares. Santa Fe has 1,248,430 shares of its common stock outstanding and 63,600 shares of its convertible preferred outstanding. Mr. Winfield owns 49,400 shares of Santa Fe to which he gave a proxy to InterGroup for all such shares. Mr. Winfield is the Chairman and CEO of both Santa Fe Financial Corporation and The InterGroup Corporation.

(5) Based upon information contained in the Winfield Form 4, and includes 275,600 shares of Common Stock and 150,000 Common Stock Purchase Warrants owned by InterGroup.

(6) Based upon (i) information contained in an amendment to a Schedule 13D dated March 3, 1992 filed on behalf of Starr Securities, Inc. ("Starr") and its stockholders as members of a group (the "Starr 13D") and (ii) records of the Company indicating a transfer by Starr of 12,500 Warrants included in the Starr 13D. Includes 131,048 shares of Common Stock owned of record by Starr. Includes 60,000 Warrants which vested and became exercisable on November 4, 1996. According to the Starr 13D, Starr is a registered broker-dealer and the share ownership reported therein does not include shares held by Starr in its trading account.

(7) Based on information contained in an amendment to a Schedule 13D dated January 27, 1993 (the "Bluhdorn 13D"), filed on behalf of Paul Bluhdorn, Yvette Bluhdorn and Mark Siegel. Includes 31,250 shares of our Common stock owned by Mr. Bluhdorn, and 150,006 shares of Common Stock issued in February, 1998 upon conversion of 150,006 shares of Series D Preferred Stock owned by Mr. Bluhdorn. Does not include shares of Common Stock owned by Ms. Bluhdorn or Mr. Siegel, as to which shares of Common Stock Mr. Bluhdorn disclaims beneficial ownership.

(8) Based on information contained in the Bluhdorn 13D and the corporate records of the Company.

(9) Based on information contained in the Bluhdorn 13D and the corporate records of the Company. Does not include shares of Common Stock owned by Mr. Bluhdorn and Mr. Siegel as to which shares of Common Stock Mrs. Bluhdorn disclaims beneficial ownership.

(10) Ludwig Jesselson died on April 3, 1993. Mr. Michael Jesselson is one of four Executors of the estate of Mr. Jesselson. As Executor, Mr. Michael Jesselson retains the authority with regard to the disposition of the shares.

(11) Based on information contained in an amendment to a Schedule 13D dated September 21, 1995 (the "Jesselson 13D") on behalf of Ludwig Jesselson, Michael Jesselson, and the Estate of Ludwig Jesselson. Includes 175,480 shares of our Common Stock owned by Ludwig Jesselson and 6,583 shares of the Common Stock owned by a trust created under the will of Ludwig Jesselson, of which Michael Jesselson is the former trustee. Does not include 92,062 shares of Common Stock owned by Michael Jesselson, as to which shares of Common Stock Ludwig Jesselson disclaims beneficial ownership.

(12) Based on information contained in the Jesselson 13D. Does not include 229,821 shares of Common Stock beneficially owned by Ludwig Jesselson, as to which shares of Common Stock Michael Jesselson had disclaimed beneficial ownership. To the extent Michael Jesselson may be a beneficiary under the Estate of Ludwig Jesselson, Michael Jesselson may be considered an indirect beneficial owner of these shares.

(13) Includes 55,000 vested and presently exercisable options.

(14) Includes 102,500 vested and presently exercisable options.

(15) Includes 15,000 vested and presently exercisable options.

(16) Includes 5,000 vested and presently exercisable options.

                                     EXPERTS

     The balance sheets of the Company for each of the years ended December 31, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                  LEGAL MATTERS

     The legality of the Shares to which this Prospectus relates has been passed upon by Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019.

                             ADDITIONAL INFORMATION

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer would be unlawful.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Filing Fee -- Securities and Exchange Commission.................       $  1,000
Subscription Agent Fees and Expenses.............................         12,500
Accounting Fees and Expenses.....................................         10,000
Legal Fees and Expenses..........................................         40,000
Printing and Engraving Expenses..................................         20,000
Listing Fee of American Stock Exchange...........................         17,500
Consulting and Miscellaneous.....................................         79,000
                  Total Expenses.................................       $180,000

----------

     * All expenses other than the Securities and Exchange Commission filing fee are estimated.

     All of the fees and other expenses of the Registration Statement will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our By-Laws require the Company to indemnify, to the full extent authorized by Section 145 of the Delaware Corporation Law, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, Partnership' joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe their conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted under similar standards set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the previous two paragraphs, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified Party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company also maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

                                  EXHIBIT INDEX

     The exhibits designated with an asterisk (*) have previously been filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

   Exhibit
     No.                               Description

     4.3* Form of Common Stock Certificate [Exhibit 4 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1990]

     4.4* Form of Rights, Designation and Preferences of Series D Preferred Stock [Exhibit 4 to Current Report on Form 8-K dated January 8, 1993]

     5.1 Form of Opinion re: Legality of Camhy Karlinsky & Stein LLP (executed opinion to be filed by amendment)

     5.2 Consent of Camhy Karlinsky & Stein (included on signature page of Exhibit 5.1)

     23             Consent of Moss Adams LLP Independent Auditors

     24             Power of Attorney (included on signature page).

     99.1           Form of Subscription Commitment Agreement

     99.2 Form of Warrant Agreement with Form of Warrant Certificate attached thereto.

     99.3           Form of Registration Rights Agreement

     99.4 Form of Rights Agent Agreement with Form of Rights Certificate and Subscription Form attached thereto.

     99.5           Form of Letter to Stockholders as of Record Date

ITEM 17. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report Pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission Pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee", table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the, securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                    Title                                                  Date
\s\ Bruce A. Wilson              President, Chief Executive, Chief Operating and               December 30, 1998
Bruce A. Wilson                  Chief Financial Officer

\s\ John V. Winfield             Chairman of the Board                                         December 30, 1998
John V. Winfield

\s\ Michael G. Zybala            Director                                                      December 30, 1998
Michael G. Zybala

\s\Daniel R. Coleman             Director                                                      December 30, 1998
Daniel R. Coleman

\s\ William J.  Nance            Director                                                      December 30, 1998
William J.  Nance

/s/ Robert W. Sweitzer, Ph.D.    Director                                                      December 30, 1998
Robert W. Sweitzer, Ph.D.

                                  EXHIBIT INDEX

     The exhibits designated with an asterisk (*) have previously been filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

   Exhibit
     No.                               Description

     4.3* Form of Common Stock Certificate [Exhibit 4 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1990]

     4.4* Form of Rights, Designation and Preferences of Series D Preferred Stock [Exhibit 4 to Current Report on Form 8-K dated January 8, 1993]

     5.1 Form of Opinion re: Legality of Camhy Karlinsky & Stein LLP (executed opinion to be filed by amendment)

     5.2 Consent of Camhy Karlinsky & Stein (included on signature page of Exhibit 5.1)

     23             Consent of Moss Adams LLP Independent Auditors

     24             Power of Attorney (included on signature page).

     99.1           Form of Subscription Commitment Agreement

     99.2 Form of Warrant Agreement with Form of Warrant Certificate attached thereto.

     99.3           Form of Registration Rights Agreement

     99.4 Form of Rights Agent Agreement with Form of Rights Certificate and Subscription Form attached thereto.

     99.5           Form of Letter to Stockholders as of Record Date